EXHIBIT 99.1

CMS Bancorp, Inc. Announces Improved December 31, 2008 Quarter End Results, Update On Stock Repurchase Program, and Withdrawal of Application to Participate in the Treasury 'TARP' Program

WHITE PLAINS, N.Y., Feb. 10, 2009 (GLOBE NEWSWIRE) -- CMS Bancorp, Inc. (Nasdaq:CMSB) (the "Company"), the parent of Community Mutual Savings Bank, announced that the Company has withdrawn its application to participate in the TARP Capital Purchase Program administered by the United States Treasury. Commenting on the decision to withdraw the application, President and CEO John Ritacco stated, "The capital position of the Company remains strong and the Bank continues to exceed all of its regulatory capital requirements as a "well capitalized" financial institution. We have not experienced the capital issues associated with loan losses and investment losses that other financial institutions have faced, and we believe that we have sufficient capital for the foreseeable future to grow the Company in a sound and conservative manner. If the Company were to need additional capital, we believe that it could access capital from sources other than the federal government on terms that are more flexible than those available under the TARP program."

Commenting on the Company's ongoing stock repurchase program, President and CEO Ritacco, stated that "we believe that the repurchase of CMS Bancorp common stock continues to be an attractive use of capital, as part of a broad long-term capital management strategy." Under the prior stock repurchase plan 98,647 shares of the Company's common stock were repurchased for $999,000, or an average price of $10.13 per share. Under the current stock buyback program, through February 6, 2009, 46,800 shares of common stock had been repurchased for $325,000, or an average price of $6.94 per share.

The Company's operations improved significantly in the quarter ended December 31, 2008 as it reported a net loss of $1,000, compared to a net loss of $130,000 for the quarter ended December 31, 2007. The improvement reflects an increase in net interest income, partially offset by a decline in non-interest income and an increase in non-interest expenses. The increase in net interest income reflects the growth and diversification of the loan portfolio, which grew from $154.3 million as of December 31, 2007 to $184.1 million at December 31, 2008.

Deposits grew by $16.1 million in the quarter ended December 31, 2008 to $144.9 million, and advances from the Federal Home Loan Bank of New York declined by $15.9 million.

Mr. Ritacco also noted that "the Company has to date, still not experienced any major increases in the level of loan delinquencies or defaults, due primarily to the Bank's conservative underwriting and investment standards. As of December 31, 2008, the Company had no non-performing loans and its allowance for loan losses constituted 0.28% of loans."

Forward-Looking Statement

This press release may include certain forward-looking statements based on current management expectations. Readers should not place undue reliance on any such forward-looking statements contained in this press release, which speak only as of the date made. Factors of particular importance to the Company include, but are not limited to: (i) changes in general economic conditions, including interest rates; (ii) changes in conditions in the real estate market or the local economy; (iii) competition among providers of financial services; (iv) changes in the quality or composition of loan and investment portfolios of the Bank; (v) changes in accounting and regulatory guidance applicable to banks; and (vi) price levels and conditions in the public securities markets generally. These factors could affect the Company's financial performance and could cause the actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. Neither the Company nor the Bank undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                           CMS Bancorp, Inc.
       CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                       (Unaudited, In thousands)

                                            December 31,  September 30,
                                                2008          2008
                                            ------------  ------------
 ASSETS
 ------
 Cash and cash equivalents                        $4,859        $5,402
 Investment securities                            10,066        10,370
 Loans, net                                      184,076       181,133
 Other assets                                      6,306         7,025
                                            ------------  ------------
 Total assets                                   $205,307      $203,930
                                            ============  ============

 LIABILITIES AND STOCKHOLDERS' EQUITY
 ------------------------------------
 Deposits                                       $144,884      $128,757
 Borrowed money                                   35,601        51,381
 Other liabilities                                 3,253         2,083
                                            ------------  ------------
 Total Liabilities                               183,738       182,221
 Stockholders' equity                             21,569        21,709
                                            ------------  ------------
 Total liabilities and stockholders' equity     $205,307      $203,930
                                            ============  ============

                           CMS Bancorp, Inc.
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
           (Unaudited, In thousands, except per share data)

                                                     Three Months Ended
                                                         December 31,
                                                       ---------------
                                                        2008     2007
                                                       ------   ------

 Interest income                                       $2,863   $2,457
 Interest expense                                       1,277    1,155
                                                       ------   ------
 Net interest income                                    1,586    1,302
 Provision for loan losses                                 --       15
                                                       ------   ------
 Net interest income after provision for loan losses    1,586    1,287
 Non-interest income                                       78      129
 Non-interest expense                                   1,652    1,565
                                                       ------   ------
 Income (loss) before income taxes                         12    (149)
 Income tax (benefit) expense                              13     (19)
                                                       ------   ------
 Net (loss)                                               $(1)   $(130)
                                                       ======   ======
 Net (loss) per common share                            $0.00   $(0.07)
                                                       ======   ======

CONTACT:  CMS Bancorp, Inc.
          Stephen E. Dowd, Senior Vice President &
           Chief Financial Officer
          (914) 422-2700